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                                                       Exhibit 99.2

                                              FOR IMMEDIATE RELEASE



                    YAHOO! ANNOUNCES 2-FOR-1 STOCK SPLIT


     SANTA CLARA, CALIF. - JAN. 12, 1999 - Yahoo! Inc. (NASDAQ: YHOO) today announced that its Board of Directors has approved a 2-for-1 common stock split. Shareholders on the record date of Jan. 22, 1999 will be entitled to one additional share for every share they own on that date. New shares will be issued by the company's transfer agent, Boston EquiServe LP, on Feb. 5, 1999. The date on which the split shares will be reflected on NASDAQ trading prices is Feb. 8, 1999.

     More information about Yahoo!'s common stock split can be found at http://www.yahoo.com/info/investor/split_faq.html.

ABOUT YAHOO!
      Yahoo! Inc. is a global Internet media company that offers a branded network of comprehensive information, communication and shopping services to millions of users daily. As the first online navigational guide to the Web, www.yahoo.com is a leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company's global Web network includes 15 world properties. Yahoo! has offices in Europe, the Asia Pacific and Canada, and is headquartered in Santa Clara, Calif.

                                   # # #

Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
  All other names are trademarks and/or registered trademarks of their respective owners.


PRESS CONTACTS:
Blaise Simpson, NRW PR, (650) 827-7065, blaise@nrwpr.com
Diane Hunt, Yahoo! Inc., (408) 731-3441, diane@yahoo-inc.com